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                                                                      EXHIBIT 99

News Release

[BADGER LETTERHEAD]


                                FOR RELEASE August 13, 1999 (after market close) For Additional Information Contact:
                                Joan C. Zimmer, (414)371-5702


               BADGER METER ANNOUNCES ELIMINATION OF CLASS B STOCK
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                                AND STOCK BUYBACK
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Milwaukee, Wis., August 13, 1999.....Badger Meter, Inc. (AMEX:BMI) today announced several steps intended to broaden investor interest in the company. The first major step was the decision by the Wright family voting trust and certain other trusts to convert all of their Class B common stock (ten votes per share) to common stock (one vote per share). Once these conversions are concluded, all of the remaining Class B stock, for a total of 1,072,086 shares, will automatically be converted on a share-for-share basis into common stock. At that time, Badger Meter will revert to a single class of common stock. This represents the dismantling of the two-class capital structure that has served the company well since 1986.

In a separate transaction, the company agreed to repurchase for cash approximately 304,000 common shares from certain trusts for the benefit of the Wright family and one current and one retired officer at a purchase price reflecting the current market value of about $37 per share. The total value of the transaction is approximately $11.2 million.

Badger Meter has had an open market stock repurchase program since August 16, 1996. The company's Board of Directors recently reaffirmed the benefits to the company of continuing to repurchase its stock, and authorized the repurchase of up to an additional 500,000 shares, including the 304,000 shares from certain Wright family and other trusts. Therefore, the company has continuing authority to repurchase up to 196,000 additional shares in the open market, in privately-negotiated transactions or otherwise, at a price or prices reasonably related to the then current market price.


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"Since 1986, the Class B common stock has provided a degree of control while we took the steps to build shareholder value. Over the past 13 years, the company has made significant investments in technology, new products, sales and marketing personnel, and manufacturing equipment and systems. As a result of this long-term growth strategy, sales and earnings have improved significantly, we have generated cash and we are financially strong. With this solid foundation in place, we believe it is in the best interest of our shareholders to revert to a single class of common stock that is generally more attractive to the investing public. However, this does not change our desire to remain an independent company as we continue to pursue our strategy of focusing on growth through long-term investment in research and development," said James L. Forbes, chairman and chief executive officer of Badger Meter.

Forbes said that the funding for the repurchase will come from additional long-term debt. "After the repurchase, our long-term debt-to-total capitalization ratio will be about 40 percent, which is in line with our corporate objectives," he said. "The company continues to generate substantial cash flow, sufficient to fund our ambitious growth and capital spending plans, as well as some of the funds needed for stock repurchases," Forbes added.

"After a thorough evaluation, we accepted Badger Meter's offer to purchase shares from the Wright family trusts. We believe the terms and the price are fair, based on Badger Meter's past performance. We are pleased that this sale will allow us to further diversify the family's portfolio and to continue to meet their investment objectives," said Tony Leszczynski, CFA, vice president, personal trust division of the Marshall & Ilsley Trust Company, trustee for certain of the Wright family trusts.

Members of the Wright family have been major shareholders of Badger Meter since 1924, and will continue to hold shares of Badger Meter stock for the foreseeable future. James O. Wright served as chairman of Badger Meter for 48 years until his designation as chairman emeritus at the company's annual


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meeting in April. He continues to serve as a director of the company and as president of the Badger Meter Foundation.

Investors in Badger Meter stock have benefitted from the company's long-term growth strategy. An investor who purchased Badger Meter stock on January 1, 1994 and reinvested the cash dividends would have earned a compounded total annual return of approximately 32.3% from January 1, 1994 to the present.

Badger Meter's Class B common stock had ten votes per share and its common stock has one vote per share. After the Class B conversion and repurchase, Badger Meter will have approximately 3.4 million common shares outstanding, each with one vote per share.

Badger Meter is a leading marketer and manufacturer of products using flow measurement and control technology serving industrial and utility markets worldwide.

       BADGER METER COMPANY NEWS IS AVAILABLE 24 HOURS A DAY, ON-LINE AT:

                           http://www.badgermeter.com

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